Exhibit 99.1

July 29, 2013 08:30 ET

Air Industries Group, Inc. (the "Company" or "Air Industries") announces results for the second quarter and first half of 2013

BAY SHORE, NY --(Marketwire – July 29, 2013) – Air Industries Group, Inc. (NYSE MKT: AIRI)

Financial Results for the six months ended June 30, 2013 and 2012:

For the six months ended June 30, 2013, consolidated net sales were $28,965,000, a decrease of $(2,313,000) or (7%) compared to net sales of $31,278,000 for the prior year. Net sales at Air Industries Machining Corp. were $15,666,000 a decrease of $(8,062,000), or (34%) from $23,728,000 for the prior year. Net sales at Welding Metallurgy, Inc were $6,446,000, a decrease of $(591,000) or (8%) from $7,037,000 for the prior year. Net sales at Nassau Tool Works were $6,853,000 compared to $513,000 for the period of June 20 through June 30, 2012. We completed the Nassau Tool Works (“NTW”) acquisition on June 20, 2012, and the financial results of its operations are included in our financial results from that day forward.

Net sales for the six months ended June 30, 2013 and 2012 are summarized below:

(all amounts in 000's)	Six Months Ended June 30,
Net Sales	2013	2012	$ variance	% variance
Air Industries Machining	$15,666	$23,728	$(8,062)	-34%
Welding Metallurgy Inc.	$6,446	$7,037	$(591)	-8%
Nassau Tool Works	6,853	513	$6,340	n/m
Consolidated	$28,965	$31,278	$(2,313)	-7%

For the six months ended June 30, 2013, consolidated operating income was $2,257,000 a decrease of $(635,000) or (22%) from $2,892,000 for the prior year. Consolidated income before tax was $1,424,000, a decrease of $(363,000) or (20%) from $1,787,000 in the prior year. Consolidated net income was $505,000, a decrease of $(634,000) or (56%)  compared with $1,139,000 for the prior year.

Diluted earnings per common share were $0.09, a decrease of $(0.22) or (71%) compared with $0.31 for the prior year. Earnings per share in 2012 benefited from lower tax expense in the first quarter of 2012 resulting from the use of NOL carry-forwards. There were also fewer shares outstanding for the six month period in 2012. We issued an aggregate of 2,132,000 shares of our common stock pursuant to the recapitalization effected in connection with the Nassau Tool Works acquisition.

The results for the six months ended June 30, 2013 and 2012 are summarized below:

(in 000's except per share data)
	Six Months Ended June 30,
Consolidated:	2013	2012	$ variance	% variance
Operating Income	$2,257	$2,892	$(635)	-22%
Income before Tax	1,424	1,787	$(363)	-20%
Net Income	505	1,139	(634)	-56%
Net Income Per Share	$0.09	$0.31	$(0.22)	-71%

•	Consolidated Gross profit was $7,278,000, or 25% of sales for 2013 compared with $6,708,000 or approximately 21% of sales for 2012.

•
Consolidated Operating costs were $5,021,000, an increase of $1,205,000 or 32% compared to $3,816,000 for the prior year. The increase results from the inclusion of approximately $1,300,000 of operating costs at NTW for the first six months of 2013, offset by the reduction of approximately $240,000 in operating costs at AIM.

Financial Results for the three months ended June 30, 2013 and 2012:

For the three months ended June 30, 2013, consolidated net sales were $14,639,000, a decrease of $(601,000) or (4%) compared to net sales of $15,240,000 for the prior year. Net sales at Air Industries Machining Corp. were $8,188,000, a decrease of $(3,397,000) or (29%) from $11,585,000 for the prior year. Net sales at Welding Metallurgy, Inc were $3,307,000, an increase of $165,000 or 5% from $3,142,000 for the prior year. Net sales at Nassau Tool Works were $3,144,000 compared to $513,000 for the period of June 20 through June 30, 2012.

Net sales for the three months ended June 30, 2013 and 2012 are summarized below:

(all amounts in 000's)	Three Months Ended June 30,
Net Sales	2013	2012	$ variance	% variance
Air Industries Machining	$8,188	$11,585	$(3,397)	-29%
Welding Metallurgy Inc.	$3,307	$3,142	$165	5%
Nassau Tool Works	3,144	513	$2,631	n/m
Consolidated	$14,639	$15,240	$(601)	-4%

For the three months ended June 30, 2013 consolidated operating income was $1,078,000, a decrease of $(218,000) or (17%) from $1,296,000 for the prior year. Consolidated income before tax was $656,000 a decrease of $(26,000) or (4%) from $682,000 in the prior year. Consolidated net income was $226,000, a decrease of $(93,000) or (29%) compared with $319,000 for the prior year.

Diluted earnings per common share were $0.04 a decrease of $(0.04) or approximately (50%) compared with $0.08 for the prior year. There were also more shares outstanding for the three month period in 2013 as compared to the earlier year as a result of the issuance of our shares as described above.

The results for the three months ended June 30, 2013 and 2012 are summarized below:

(in 000's except per share data)
	Three Months Ended June 30,
Consolidated:	2013	2012	$ variance	% variance
Operating Income	$1,078	$1,296	$(218)	-17%
Income before Tax	656	682	$(26)	-4%
Net Income	226	319	(93)	-29%
Net Income Per Share	$0.04	$0.08	$(0.04)	-50%

•	Consolidated Gross profit was $3,630,000, or approximately 25% of sales for 2013 compared with $3,436,000 or approximately 23% of sales for 2012.

•
Consolidated Operating costs were $2,552,000, an increase of $412,000 or 20% compared to $2,140,000 for the prior year. All of the increase in operating costs resulted from the inclusion of operating costs of Nassau Tool Works costs for the quarter, partially offset by the decrease in operating costs at our other subsidiaries.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries, commented: “Air Industries Group remained profitable during the second quarter and the first half of 2013, though earnings for the second quarter and for the first half of 2013 remain disappointing. The reduction in earnings per share from 2012 to 2013, however, is accentuated by the greater number of shares outstanding in 2013 compared to 2012.

“The Company’s revenue, particularly that of its Air Machining subsidiary, has been negatively affected by Sequestration. It was our belief that this situation was temporary, and in fact we have seen some firming up of orders for the balance of the year, again at Air Machining.

“We responded to reduced sales by reducing costs. I am proud of how our management team has executed the difficult decisions necessary to reduce costs.  Despite the reduction in sales in the first half of 2013, if orders continue to firm up, we expect that our EBITDA (earnings before deductions for interest, taxes, depreciation and amortization) for 2013 will still be between $9.0 million and $10.0 million, though perhaps at the lower end of that range.

“During the first half of 2013 we have continued to pay quarterly dividends and have reduced our bank debt by over $ 3 million. On July 1st coincident with the acquisition of Decimal Industries we renewed our primary credit facility with PNC Bank and reduced our interest rates on both our term loan and revolving credit facility.

“In June, I attended the Paris Air Show with Gregg Aramanda, our new Vice President of Business Development. We were able to meet many of our existing customers and many potential customers at the show and have developed several interesting proposals and leads for future business. Significantly, we were able to focus on emerging growth opportunities in the commercial and Foreign Military Sales markets, consistent with our goal of reducing our dependence on sales to the US military.

“One of our goals for 2013 is identifying select, accretive acquisitions that offer a strategic ’multiplier effect’ of adding additional capabilities which can then be marketed to existing and new customers.   On July 1st we acquired Decimal Industries, a long established Long Island-based manufacturer of aerospace components whose customers include major aircraft component suppliers. Decimal specializes in aerostructure products including welded and brazed chassis structures housing electronics, radars, and avionics in aircraft. Decimal has become part of our Welding Metallurgy subsidiary and its operations will be consolidated into our Hauppauge facility. One of the attractions of Decimal is that its customer base includes major Aerospace suppliers, many of which are not current customers of Air Industries.

“The long run reduction in military procurement is a fact in our business. These reductions will put many suppliers – particularly small companies under financial stress. We believe we are well positioned to withstand this pressure and to profit from it by opportunistically completing accretive acquisitions. We are responding to this cycle by redoubling our marketing efforts and by responding to opportunities for accretive acquisitions.”

The Company uses EBITDA as a supplemental liquidity measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies.

ABOUT AIR INDUSTRIES GROUP, INC.

Air Industries Group, Inc. (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries designs and manufactures flight critical products including flight safety parts, landing gear and components, arresting gear, flight controls, sheet metal fabrications and ground support equipment.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, its belief that the slowdown caused by the Sequester will reverse in the 2nd half of 2013, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances

Contact Information

Air Industries Group, Inc.
631.881.4913
ir@airindustriesgroup.com